Exhibit 5.1

CONYERS DILL & PEARMAN Commerce House, Wickhams Cay 1 PO Box 3140, Road Town, Tortola British Virgin Islands VG1110 T +1 284 852 1010 conyers.com

September 2, 2026

Matter No.: 1008075
+1 284 852 1129
nicholas.kuria@conyers.com

Mkango Rare Earths Limited

56 Administration Drive

Wickhams Cay 1

Road Town

Tortola, VG1110

British Virgin Islands

Dear Sirs

Re: Mkango Rare Earths Limited (formerly Lancaster Exploration Limited) (the “Company”)

We have acted as special legal counsel in the British Virgin Islands to the Company in connection with a registration statement on form F-4 (Registration No. 333-296089) filed with the U.S. Securities and Exchange Commission (the “Commission”) on September 2, 2026, as amended or supplemented from time to time (the “Registration Statement”, which term does not include any other document or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto) relating to the registration under the U.S. Securities Act of 1933, as amended, (the “Securities Act”) of an aggregate of: (i) 48,363,323 common shares of the Company of no par value each to be issued at or in connection with the Business Combination (as defined below) and the related reorganisation steps described in the Registration Statement (the “Registered Shares”), (ii) 14,213,333 warrants of the Company with each exercisable to purchase one common share of no par value (the “Warrants”), and (iii) 14,213,333 common shares of the Company of no par value that may be issued upon exercise of the Warrants (the “Warrant Shares” and together with the Registered Shares, the “Common Shares”), as more particularly described in the Registration Statement. In this opinion, “Business Combination” means the proposed business combination described in the Registration Statement involving, among other things, the merger of Mkango (Cayman) Limited with and into Crown PropTech Acquisitions (“SPAC”), with SPAC surviving as a wholly owned subsidiary of the Company.

1.	DOCUMENTS REVIEWED

For the purposes of giving this opinion, we have examined a copy of the Registration Statement. We have also reviewed:

1.1.	a copy of the certificate of incorporation, as obtained from the Registrar of Corporate Affairs (the “BVI Registrar”) on August 25, 2026;

1.2.	a copy of the memorandum of association and the articles of association of the Company dated January 17, 2018 (the “Current M&As”);

1.3.	drafts of the following resolutions of the Company (together, the “Draft Resolutions”), none of which have been passed as at the date of this opinion:

(a)	a draft unanimous written resolution of the directors approving the entry by the Company into a release agreement with Mkango Resources Ltd. (“Mkango Parent”) pursuant to which the indebtedness under the Exchangeable Promissory Note will be released in consideration for the issuance of a certain number of Class A Shares to Mkango (the “Debt Exchange Shares” as defined in the BCA (defined below));

(b)	a draft unanimous written resolution of the directors approving (i) the entry by the Company into a loan agreement with Mkango Polska s.p. Z.o.o. (“Mkango Polska”) pursuant to which the Company will advance a monetary sum to Mkango Polska, (ii) the entry by the Company into a remittance agreement among the Company, Mkango Parent and Mkango Polska in connection with the repayment of existing indebtedness owed by Mkango Polska to Mkango Parent, and (iii) the issuance of Class A Shares to Mkango Parent in consideration for the transfer of shares of Mkango Polska to the Company (the “REORGANIZATION SHARES” (as defined in the BCA));

(c)	a draft unanimous written resolution of the directors approving the adoption of the amended and restated memorandum and articles of association of the Company in connection with the Pre-Closing Reorganization (as defined in the BCA) (the “Interim M&As”) and the combination or division of the Company Shares in accordance with section 40A of the BVI Business Companies Act (as amended) (the “Act”) and the terms of the BCA (the “Share Adjustment”);

(d)	a draft written consent of the sole member of the Company approving the adoption of the Interim M&As;

(e)	a draft unanimous written resolution of the directors approving (i) the issuance of Class A Shares to the holders of the Amended BCA Note and the Amended Form F-4 Note (the “Consideration Shares” as defined in the BCA), (ii) the issuance of Class A Shares to certain financial advisors (the “Advisor Compensation Shares” as defined in the BCA), (iii) the adoption of the amended and restated memorandum and articles of association of the Company to take effect from prior to the Effective Time (as defined in the BCA) and (iv) the variation of rights attaching to the Class A Shares and the Class B Shares and the redesignation and reclassification of the Class A Shares and Class B Shares into a single class of common shares of no par value (the “Mkango BVI Share Reclassification” as defined in the BCA); and

(f)	a draft written consent of the members of the Company approving the adoption of the PubCo M&As (as defined below) and the Mkango BVI Share Reclassification.

1.4.	a copy of a certificate of good standing issued by the Registrar of Corporate Affairs and dated August 25, 2026;

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1.5.	the Registration Statement;

1.6.	the Business Combination Agreement dated July 2, 2025, as amended by an Amendment No. 1 dated February 11, 2026 and an Amendment No. 2 dated May 20, 2026, and as further amended and restated on September 2, 2026 between Crown PropTech Acquisitions (“SPAC”), Mkango (Cayman) Limited, the Company and Mkango Polska s.p. Z.o.o. (the “BCA”);

1.7.	the Warrant Agreement dated February 8, 2021 between SPAC and Continental Stock Transfer & Trust Company (“Continental”) to be amended by the Assignment and Assumption Agreement to be entered into at the Closing (as defined in the BCA) between the Company, SPAC and Continental (together, the “Warrant Documents”);

1.8.	the draft form of amended and restated memorandum and articles of association appended to the Registration Statement as Exhibit 3.3 to be adopted by the Company in connection with the Pre-Closing Reorganization (as defined in the BCA) (the “Interim M&As”);

1.9.	the draft form of amended and restated memorandum and articles of association appended to the Registration Statement as Annex C to be adopted by the Company with effect from prior to the Effective Time (as defined in the BCA) (the “Pubco M&As” and together with the Current M&As and the Interim M&As, the “Constitutional Documents”); and

1.10.	such other documents and made such enquiries as to questions of law as we have deemed necessary in order to render the opinion set forth below.

2.	ASSUMPTIONS

We have assumed:

2.1.	the genuineness and authenticity of all signatures and the conformity to the originals of all copies (whether or not certified) examined by us and the accuracy, authenticity and completeness of the originals from which such copies were taken;

2.2.	that where a document has been examined by us in draft form, it will be or has been executed and/or filed in the form of that draft, and where a number of drafts of a document have been examined by us all changes thereto have been marked or otherwise drawn to our attention;

2.3.	the accuracy and completeness of all factual representations made in the Registration Statement and other documents reviewed by us;

2.4.	that the Draft Resolutions will be duly passed in the form reviewed by us, save for the insertion or finalisation of dates, numbers, amounts and other factual particulars contemplated by the drafts (in the case of the directors’ resolutions, by unanimous written resolutions of the directors, and in the case of the members’ consent, by written consent of the members of the Company) in the manner prescribed by the Constitutional Documents then in effect, prior to any issuance, redesignation, reclassification, combination or division of shares of the Company to which they relate, and that such Draft Resolutions will not otherwise be amended, varied or revoked in any respect;

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2.5.	that there is no provision of the law of any jurisdiction, other than the British Virgin Islands, which would have any implication in relation to the opinions expressed herein;

2.6.	that upon issue of any Class A Shares or Common Shares the Company will receive consideration for the full issue price thereof, whether in cash or by valid non-cash consideration, and shall be duly registered in the Company’s register of members in accordance with the Constitutional Documents then in effect;

2.7.	that, in the case of any Common Shares issuable upon exercise of Warrants, the relevant Warrants will have been validly exercised in accordance with the Warrant Documents, and the applicable exercise price will have been paid in full in cash or the relevant cashless exercise consideration will have been validly satisfied in accordance with the Warrant Documents;

2.8.	that the Interim M&As will be, prior to the combination or division of shares of the Company in accordance with the terms of the BCA pursuant to the Share Adjustment, duly adopted and registered with the BVI Registrar;

2.9.	that the PubCo M&As will be, prior to the Mkango BVI Share Reclassification and the issue of any Common Shares at the Effective Time (as defined in the BCA) or upon exercise of Warrants, duly adopted and registered with the BVI Registrar;

2.10.	that each issue, redesignation, reclassification, combination or division of shares of the Company will be effected under the Constitutional Documents then in effect and will be duly reflected in the register of members of the Company;

2.11.	that any Class A Shares of the Company issued prior to the registration of the Interim M&As, including any Reorganization Shares (as defined in the BCA) and Debt Exchange Shares (as defined in the BCA), will be validly authorised and issued under the Current M&As, the consideration therefor will have been received or validly satisfied, and such Class A Shares will have been entered in the register of members of the Company before being redesignated and reclassified into Common Shares pursuant to the PubCo M&As;

2.12.	the capacity, power and authority of all parties other than the Company to enter into and perform their obligations under any and all documents entered into by such parties in connection with the issuance of any Class A Shares or Common Shares, and the due execution and delivery thereof by each party thereto;

2.13.	the effectiveness under the laws of the United States of America of the Registration Statement and that the Registration Statement will be duly filed with and declared effective by the Commission;

2.14.	that the Registration Statement declared effective by the Commission will be in substantially the same form as that examined by us for purposes of this opinion;

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2.15.	that each of the documents reviewed by us are, or will be, legal, valid, binding and enforceable against all relevant parties in accordance with their terms under all relevant laws (other than, with respect to the Company, the laws of the British Virgin Islands); and

2.16.	that there is no contractual or other prohibition or restriction (other than as arising under British Virgin Islands law) binding on the Company prohibiting or restricting it from entering into and performing its obligations under the documents reviewed by us.

3.	QUALIFICATIONS

3.1.	We have made no investigation of and express no opinion in relation to the laws of any jurisdiction other than the British Virgin Islands.

3.2.	We have undertaken no enquiry and express no view as to the compliance of the Company with the Economic Substance (Companies and Limited Partnerships) Act, 2018.

3.3.	This opinion is to be governed by and construed in accordance with the laws of the British Virgin Islands and is limited to and is given on the basis of the current law and practice in the British Virgin Islands.

3.4.	This opinion is issued solely for the purposes of the filing of the Registration Statement and the registration and issuance of the Common Shares described therein and is not to be relied upon in respect of any other matter.

3.5.	This opinion is given on the basis that, as at the date hereof, the Draft Resolutions have not been passed and no Common Shares are in issue. The opinions expressed in paragraph 4.2 are accordingly subject to the Draft Resolutions being duly passed and the other conditions stated therein being satisfied prior to the relevant corporate actions taking effect. This opinion does not speak to the validity of any shares at any time prior to such conditions being satisfied.

4.	OPINION

On the basis of and subject to the foregoing, we are of the opinion that:

4.1.	The Company is duly incorporated and existing under the laws of the British Virgin Islands in good standing (meaning solely that it has not failed to make any filing with any British Virgin Islands government authority or to pay any British Virgin Islands government fees or tax which would make it liable to be struck off the Register of Companies and thereby cease to exist under the laws of the British Virgin Islands).

4.2.	As at the date of this opinion, the Company has only Class A Shares and Class B Shares in issue and the Draft Resolutions have not yet been passed. Upon the Draft Resolutions being duly passed in the form reviewed by us and the Constitutional Documents then in effect permitting the relevant action:

(a)	the issuance of the Reorganization Shares and the Debt Exchange Shares will be duly authorised and, when issued, paid for or otherwise satisfied in accordance with the Draft Resolutions, the BCA and the Current M&As, and entered in the register of members of the Company, such Class A Shares will be validly issued, fully paid and non-assessable;

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(b)	the Share Adjustment will be duly authorised and, when effected in accordance with the Interim M&As and section 40A of the Act, the Class A Shares and Class B Shares resulting from the Share Adjustment will continue to be validly issued, fully paid and non-assessable;

(c)	the issuance of the Consideration Shares and the Advisor Compensation Shares will be duly authorised and, when issued, paid for or otherwise satisfied in accordance with the Draft Resolutions, the BCA and the Interim M&As, and entered in the register of members of the Company, such Class A Shares will be validly issued, fully paid and non-assessable;

(d)	the Mkango BVI Share Reclassification will be duly authorised and, when the PubCo M&As have become effective and the variation of rights attaching to, and the redesignation and reclassification of, the Class A Shares and Class B Shares have been effected in accordance with the PubCo M&As and reflected in the register of members of the Company, the resulting Common Shares will be validly issued, fully paid and non-assessable; and

(e)	the Common Shares to be issued thereafter to holders of shares of SPAC at the Effective Time and upon exercise of Warrants, when issued and paid for or otherwise satisfied in accordance with the Draft Resolutions, the BCA, the Warrant Documents and the PubCo M&As, and entered in the register of members of the Company, will be validly issued, fully paid and non-assessable.

In this opinion letter, the term “non-assessable” means when used herein that no further sums are required to be paid by the holders thereof in connection with the issue of such shares.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to our firm under the captions “Legal Matters” and “Enforceability of Civil Liabilities” in the prospectus forming a part of the Registration Statement. In giving this consent, we do not hereby admit that we are experts within the meaning of Section 11 of the Securities Act or that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission promulgated thereunder.

Yours faithfully,

/s/ Conyers Dill & Pearman

Conyers Dill & Pearman

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